Exhibit 99.1

The Home Depot Announces Fourth Quarter & Fiscal 2014 Results; Announces
$18 Billion Share Repurchase Authorization; Increases Quarterly Dividend By
26 Percent And Provides Fiscal 2015 Guidance

ATLANTA, February 24, 2015 -- The Home Depot®, the world's largest home improvement retailer, today reported sales of $19.2 billion for the fourth quarter of fiscal 2014, an 8.3 percent increase from the fourth quarter of fiscal 2013. Comparable store sales for the fourth quarter of fiscal 2014 were positive 7.9 percent, and comp sales for U.S. stores were positive 8.9 percent.

Net earnings for the fourth quarter of fiscal 2014 were $1.4 billion, or $1.05 per diluted share, compared with net earnings of $1.0 billion, or $0.73 per diluted share, in the same period of fiscal 2013. For the fourth quarter of fiscal 2014, diluted earnings per share increased 43.8 percent from the same period in the prior year.

Fourth quarter of fiscal 2014 results reflect a pretax gain on sale of $111 million, or $0.05 per diluted share, related to the sale of a portion of the Company’s equity ownership in HD Supply Holdings, Inc. Adjusting for the gain on sale, diluted earnings per share were $1.00 for the fourth quarter of fiscal 2014, up 37.0 percent from the same period in the prior year.

Fiscal 2014

Sales for fiscal year 2014 were $83.2 billion, an increase of 5.5 percent from fiscal year 2013. Total company comparable store sales for fiscal year 2014 increased 5.3 percent, and comp sales for U.S. stores were positive 6.1 percent for the year.

Earnings per diluted share in fiscal year 2014 were $4.71, compared to $3.76 per diluted share in fiscal year 2013, an increase of 25.3 percent.

Fiscal 2014 results reflect a pretax gain on sale of $323 million, or $0.15 per diluted share, related to the sale of a portion of the Company’s equity ownership in HD Supply Holdings, Inc. Fiscal 2014 results also reflect a pretax net expense of $33 million, or $0.02 per diluted share, related to the Company’s 2014 data breach, of which $5 million was recognized in the fourth quarter.

“We had a strong finish to the year, as strength across the store, the recovering U.S. housing market and solid execution aided our business in 2014,” said Craig Menear, chairman, CEO and president. “I’d like to thank our associates for their hard work and commitment to our customers.”

Capital Allocation Strategy

The Company today announced that its board of directors declared a 26 percent increase in its quarterly dividend to $0.59 cents per share. “The board increased the dividend for the sixth time in as many years, representing our commitment to create value for our shareholders,” said Menear. The

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dividend is payable on March 26, 2015, to shareholders of record on the close of business on March 12, 2015. This is the 112th consecutive quarter the Company has paid a cash dividend.

The board of directors also authorized an $18.0 billion share repurchase program, replacing its previous authorization. Since 2002 and through February 1, 2015, the Company has returned more than $53 billion of cash to shareholders through repurchases, repurchasing approximately 1.2 billion shares.

Combined with today’s announcements, the Company reiterated its capital allocation principles:

•	Dividend Principle: Targeting a dividend payout ratio of approximately 50 percent.

•
Share Repurchase Principle: After meeting the needs of the business, will use excess cash to repurchase shares, with the intent of completing $18.0 billion of share repurchases by the end of fiscal 2017.

•	Return on Invested Capital Principle: Maintain a high return on invested capital, with a goal of reaching 27 percent by the end of fiscal 2015.

Fiscal 2015 Guidance

Given the significant strengthening of the U.S. dollar, the Company provided a range of sales, comp sales and diluted earnings-per-share growth to reflect the difference between 2014 average exchange rates and current exchange rates. If currency exchange rates remain where they are today, this would cause a negative impact to fiscal 2015 net sales growth of approximately $1 billion, as well as a negative impact on diluted earnings per share of approximately $0.06 per share. The low-end of the Company’s sales and diluted earnings-per-share growth guidance reflects this currency impact.

•	Sales growth of approximately 3.5 to 4.7 percent

•	Comparable store sales growth of approximately 3.3 to 4.5 percent

•	Six new stores

•	Flat gross margin

•	Operating margin expansion of approximately 60 basis points

•	Tax rate of approximately 37 percent

•	Share repurchases of approximately $4.5 billion

•	Diluted earnings-per-share growth after anticipated share repurchases of approximately 8.5 percent to 10 percent, or $5.11 to $5.17

•	Capital spending of approximately $1.6 billion

•	Depreciation and amortization of approximately $1.8 billion

•	Cash flow from the business of approximately $9.0 billion

The Company’s fiscal 2015 diluted earnings-per-share guidance does not include an accrual for other reasonably possible losses related to the data breach. Other than the breach-related costs contained in the Company’s fiscal 2014 earnings, at this time the Company is not able to estimate the costs, or a range of costs, related to the breach. Costs related to the breach may include liabilities to payment card networks for reimbursements of credit card fraud and card reissuance costs; liabilities related to the Company’s private label credit card fraud and card reissuance; liabilities from current and future civil litigation, governmental investigations and enforcement proceedings; future expenses for legal, investigative and consulting fees; and incremental expenses and capital investments for remediation

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activities. Those costs may have a material adverse effect on the Company’s financial results in fiscal 2015 and/or future periods.

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at earnings.homedepot.com.

At the end of the fourth quarter, the Company operated a total of 2,269 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The Company employs more than 300,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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Certain statements contained herein constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, the demand for our products and services; net sales growth; comparable store sales; effects of competition; state of the economy; state of the residential construction, housing and home improvement markets; state of the credit markets, including mortgages, home equity loans and consumer credit; demand for credit offerings; inventory and in-stock positions; implementation of store, interconnected retail and supply chain initiatives; management of relationships with our suppliers and vendors; the impact and expected outcome of investigations, inquiries, claims and litigation related to our recent data breach; issues related to the types of payment methods we accept; continuation of share repurchase programs; net earnings performance; earnings per share; dividend targets; capital allocation and expenditures; liquidity; return on invested capital; expense leverage; stock-based compensation expense; commodity price inflation and deflation; the ability to issue debt on terms and at rates acceptable to us; the effect of accounting charges; the effect of adopting certain accounting standards; store openings and closures; guidance for fiscal 2015 and beyond; and financial outlook. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You should not rely on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties - many of which are beyond our control or are currently unknown to us - as well as potentially inaccurate assumptions that could cause actual results to differ materially from our expectations and projections. These risks and uncertainties include but are not limited to those described in Part II, Item 1A, “Risk Factors,” and elsewhere in our Quarterly Report on Form 10-Q for the fiscal quarter ended November 2, 2014.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission.

For more information, contact:
Financial Community	News Media
Diane Dayhoff	Stephen Holmes
Vice President of Investor Relations	Director of Corporate Communications
770-384-2666	770-384-5075
diane_dayhoff@homedepot.com	stephen_holmes@homedepot.com

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE MONTHS AND FISCAL YEARS ENDED FEBRUARY 1, 2015 AND FEBRUARY 2, 2014
(Unaudited)
(Amounts in Millions Except Per Share Data and as Otherwise Noted)

	Three Months Ended		% Increase (Decrease)	Fiscal Year Ended		% Increase (Decrease)
	February 1, 2015	February 2, 2014		February 1, 2015	February 2, 2014
NET SALES	$19,162	$17,696	8.3%	$83,176	$78,812	5.5%
Cost of Sales	12,439	11,504	8.1	54,222	51,422	5.4
GROSS PROFIT	6,723	6,192	8.6	28,954	27,390	5.7
Operating Expenses:
Selling, General and Administrative	4,125	4,024	2.5	16,834	16,597	1.4
Depreciation and Amortization	407	407	—	1,651	1,627	1.5
Total Operating Expenses	4,532	4,431	2.3	18,485	18,224	1.4
OPERATING INCOME	2,191	1,761	24.4	10,469	9,166	14.2
Interest and Other (Income) Expense:
Interest and Investment Income	(115)	(4)	N/M	(337)	(12)	N/M
Interest Expense	213	182	17.0	830	711	16.7
Interest and Other, net	98	178	(44.9)	493	699	(29.5)
EARNINGS BEFORE PROVISION FOR INCOME TAXES	2,093	1,583	32.2	9,976	8,467	17.8
Provision for Income Taxes	714	570	25.3	3,631	3,082	17.8
NET EARNINGS	$1,379	$1,013	36.1%	$6,345	$5,385	17.8%
Weighted Average Common Shares	1,306	1,382	(5.5)%	1,338	1,425	(6.1)%
BASIC EARNINGS PER SHARE	$1.06	$0.73	45.2	$4.74	$3.78	25.4
Diluted Weighted Average Common Shares	1,314	1,391	(5.5)%	1,346	1,434	(6.1)%
DILUTED EARNINGS PER SHARE	$1.05	$0.73	43.8	$4.71	$3.76	25.3

	Three Months Ended			Fiscal Year Ended
SELECTED HIGHLIGHTS	February 1, 2015	February 2, 2014	% Increase (Decrease)	February 1, 2015	February 2, 2014	% Increase (Decrease)
Number of Customer Transactions	332.1	316.0	5.1%	1,441.6	1,390.6	3.7%
Average Ticket (actual)	$57.79	$56.08	3.0	$57.87	$56.78	1.9
Sales per Square Foot (actual)	$324.58	$300.29	8.1	$352.22	$334.35	5.3

N/M – Not Meaningful

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF FEBRUARY 1, 2015 AND FEBRUARY 2, 2014
(Unaudited)
(Amounts in Millions)

	February 1, 2015	February 2, 2014
ASSETS
Cash and Cash Equivalents	$1,723	$1,929
Receivables, net	1,484	1,398
Merchandise Inventories	11,079	11,057
Other Current Assets	1,016	895
Total Current Assets	15,302	15,279
Property and Equipment, net	22,720	23,348
Goodwill	1,353	1,289
Other Assets	571	602
TOTAL ASSETS	$39,946	$40,518

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-Term Debt	$290	$—
Accounts Payable	5,807	5,797
Accrued Salaries and Related Expenses	1,391	1,428
Current Installments of Long-Term Debt	38	33
Other Current Liabilities	3,743	3,491
Total Current Liabilities	11,269	10,749
Long-Term Debt, excluding current installments	16,869	14,691
Other Long-Term Liabilities	2,486	2,556
Total Liabilities	30,624	27,996
Total Stockholders’ Equity	9,322	12,522
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$39,946	$40,518

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR FISCAL YEARS ENDED FEBRUARY 1, 2015 AND FEBRUARY 2, 2014
(Unaudited)
(Amounts in Millions)

	Fiscal Year Ended
	February 1, 2015	February 2, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$6,345	$5,385
Reconciliation of Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,786	1,757
Stock-Based Compensation Expense	225	228
Gain on Sales of Investments	(323)	—
Changes in Working Capital and Other	209	258
Net Cash Provided by Operating Activities	8,242	7,628
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(1,442)	(1,389)
Proceeds from Sales of Investments	323	—
Payments for Businesses Acquired, net	(200)	(206)
Proceeds from Sales of Property and Equipment	48	88
Net Cash Used in Investing Activities	(1,271)	(1,507)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-Term Borrowings, net	290	—
Proceeds from Long-Term Borrowings, net of discount	1,981	5,222
Repayments of Long-Term Debt	(39)	(1,289)
Repurchases of Common Stock	(7,000)	(8,546)
Proceeds from Sales of Common Stock	252	241
Cash Dividends Paid to Stockholders	(2,530)	(2,243)
Other Financing Activities	(25)	(37)
Net Cash Used in Financing Activities	(7,071)	(6,652)
Change in Cash and Cash Equivalents	(100)	(531)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(106)	(34)
Cash and Cash Equivalents at Beginning of Period	1,929	2,494
Cash and Cash Equivalents at End of Period	$1,723	$1,929